Exhibit 10.1

SVP Sales & Customer Success Incentive Plan

Table Of Contents

Table Of Contents
Incentive Strategy
Plan Administration
Quota Model
Commission Calculation
Commission Payment
Commission Plan Definitions
Commission Accelerators
Commission Plan Rules
End of Month Close Process
Miscellaneous

Participation & Overview

As a member of the Sales or Customer Success Team, you are eligible to participate in this Sales & Customer Success Incentive Plan (this “Plan”) sponsored by SendGrid, Inc. (“SendGrid”). This Plan is intended to support SendGrid as we seek to provide world-class experiences to our prospects and customers. Documenting this Plan will help empower the SendGrid Sales and Customer Success teams to productively sell SendGrid’s products and services.

This Plan provides guidance for how incentive pay is awarded to eligible SendGrid employees, as well as expectations on how we pay our commission-eligible employees. This Plan will be evaluated and updated twice a year or as needed.

Eligibility

Each member of the Sales or Customer Success team in good standing who signed an Offer Letter indicating a variable component to compensation will be eligible to participate in this Plan.

Incentive Strategy

This Plan is designed to promote maximum benefit to SendGrid while rewarding an employee for their performance against individual and/or team goals. Our strategic incentives include:

•                  Selling to net new customers via inbound leads

•                  Selling to net new customers via outbound prospecting efforts

•                  Ramping new customers to highest volume and revenue quickly

•                  Encouraging the sale of Professional Services, one-time and recurring engagements

•                  Protecting recurring revenue stream recognized from Premier customers

•                  Expanding into new divisions or departments of existing customers via outbound prospecting

•                  Providing an adequate, but timely, path to productivity for all new commissioned employees during the period of their new hire onboarding or promotion transition

Plan Administration

This Plan is jointly administered by Revenue Operations and the Financial Operations team. Management reserves the right to defer commission payment commensurate with cash collection on any transaction and refuse any order that does not comply with federal, state or local laws, does not meet SendGrid’s credit standards, or which for any other reasons deemed appropriate by SendGrid.

Quota Model

Quota expectations are modeled based on the sales channel, territory, and/or portfolio assigned to the contributor, historical sales data for that specific sales channel/territory/portfolio and the expected future revenue and email volume output from that channel/territory/portfolio. Each participant shall be provided with a written quota to track such participant’s performance, and each such participant shall sign such quota to acknowledge such participant has read and understands such quota and has received a copy of this Plan.

Commission Calculation

Commission calculation is based on the annual variable pay eligible for each commissionable employee. For new employees (as well as those taking personal leave, other than parental leave), quotas or eligible commissions may be pro-rated for the commission period, based on the start/return date. If a participant takes parental leave, such participant shall be eligible for adjusted incentive pay as set forth in the SendGrid Parental Leave Policy, as may be amended.

SendGrid shall determine any split commissions, if any, in its sole discretion, and the total of the splits will not exceed 100% of the commission that would be earned by only one sales employee for the transaction. SendGrid reserves the right to designate “house accounts” for which any sales to the account do not earn commission.

Commission Payment

Commission for quota attained in any given month will be paid out on the last day of the month following the attainment. For example, accounts launched or deals booked in February 2018 will be paid out on the March 31st paycheck.

Commission Plan Definitions

•                  Accelerator - A multiplier applied to an employee’s base rate once he/she reaches their quota. Only deals/launches closed after 100% quota attainment is achieved will have an accelerator applied

•                  Agency - Agencies must self-identify as digital marketing agencies or marketing agencies to be eligible to purchase an agency-specific mail package. Agencies provide a service (or expertise) within email, creative, or broader marketing strategy to their clients. They will use the SendGrid platform, both EI and MC in the process. No quota for the Sales or CS team will be retired for new agency deals.

•                  Attainment - The percentage in which a quota is achieved. For example, an employee who has a quota of $10,000 and has closed $7,500 in deals will be at $7,500/$10,000 attainment, equal to 0.75 or 75%

•                  Base Rate - The amount that an employee earns for each unit of quota retired. The commission base rate is calculated by dividing the employee’s quota by the employee’s eligible variable pay for the period.

•                  Close Date - The date on the signed Order Confirmation or the first service paid date, whichever is earlier.

•                  Existing Business - Any current customer that is currently paying for a Premier level plan from SendGrid.

•                  Inbound - Prospect reaches out to SendGrid to voice interest in purchasing products and services.

•                  Launch Date - The date on which the Account Executive (AE) accepts an Opportunity created by a Sales Development Rep (SDR).

•                  Management By Objective (MBO) - Objectives that are designed to measure an employee’s performance and allow qualitative measures for variable pay.

•                  New Business - Any prospect, current customer, or former customer that is not currently paying for a Premier level plan from SendGrid.

•                  On Target Earnings (OTE) - The amount that a commission-based employee should make during the period (month, quarter, year) given that they achieve at exactly 100% quota attainment. The OTE will be equal to the employee’s base salary + expected variable pay for the specified time period (at 100% attainment).

•                  Outbound - SendGrid reaches out to prospect to seek interest in purchasing products and services. It has been at least 90 days since the customer has reached out to SendGrid in any fashion.

•                  Reseller - Reseller is a channel for leads/opportunities for the Sales team. In cases where a Premier customer might sign up for SendGrid package via Heroku, Azure, Google, AWS, etc, the Sales AE might co-sell with an AE from the reseller to help SendGrid win the business on the Reseller platform. No quota will be retired for deals that originate via the Reseller channel.

•                  Services - Any product sold in which the services will be provided by our Delivery or Onboarding teams in a paid capacity, including monthly recurring Expert Services or One-Time Delivery/Onboarding.

•                  Territory - Territories can be based on multiple organizing principles including, products, sales channel, geographic region. Geographic territories are determined based upon parent company headquarters and not on contact’s specific location.

Commission Accelerators

This Plan is designed to incentivize overachievement against quota. Accelerators are structured in tiers. Quota attainment greater than 100% is paid in accordance with the respective accelerator tier for the specific level of overachievement as listed on employee’s quota plan document (one pager).

Commission Plan Rules

•                  In the event that total compensation during the calendar year reaches 200% of employee’s OTE, accelerators will no longer be provided and commission will be paid out at the predefined standard base rate.

•                  Role Description

•                  Strategically leads Sales and Customer Success functions to achieve company initiatives

•                  Responsible for revenue from the existing customer cohort, with the exception of partner resellers

•                  Responsible for revenue from new sales brought in by the Sales team in 2017

•                  Responsible for revenue from services in both existing and new customers

•                  Commission Structure

•                  Base + Variable in a 50% base 33.3% variable split - 16.7% bonus

•                  Variable pay paid based upon quota attainment given the following:

•                  Cohort revenue quota

•                  New sales revenue quota

•                  Quota is given on an annual basis with monthly payouts paid per assigned base rate. Once annual quota number is attained, an accelerated base rate will be paid on revenue above that quota for the remainder of the year.

•                  Quota Attainment Rules

•                  Revenue quota rules

•                  Measured using overall GAAP revenue across cohort, sales, and services; measured on a monthly basis and compared against annual quota

•                  Commission payout

•                  Pay a base rate based upon the attainment values measured as described above

•                  Base rate =

•                  1/2 annual eligible variable pay / cohort revenue quota

•                  1/2 annual eligible variable pay / new sales revenue quota

•                  Base rate will be accelerated once annual quota number is achieved

•                  If revenue is adjusted up or down after commission payment is calculated, the adjustment will be attributed to the next available period.

•                  Commission for quota attained in any given month will be paid out on the last day of the month following the attainment. For example, revenue from February 2018 will be paid out on March 31st paycheck.

End of Month Close Process

At the end of each month, the Direct Sales team has until the end of the last business day of the month to appropriately close out (mark in SalesForce.com with a Closed Pending status and a close date of the correct month) all sales Opportunities they closed from that month.

Any Opportunities that are not closed appropriately by the end of the last business day of the month may not be eligible for sales commission. Sales and CS should contact RevOps if any guidance is needed.

Once the month has come to an end, RevOps will pull all launch, pipeline, opportunity, and volume data from the prior month to measure actuals against quota. Management will have until the 10th of the month to review data for accuracy before RevOps submits to payroll for payout on the last day of the month.

Miscellaneous

Entire Agreement; Amendment

This Plan contains the entire agreement between a participant and SendGrid on this subject, and supersedes all prior incentive compensation programs of SendGrid (including, but not limited to, the SendGrid 2017 Bonus Plan) and all other previous oral or written statements to participant regarding these subjects. SendGrid reserves the right to modify, discontinue or rescind any of the provisions of this Plan at any time with reasonable prior written notice. This Plan may be modified only in a writing signed by an officer of SendGrid.

No Guarantee of Employment

Nothing in this Plan is intended to alter the terminable at-will nature of your employment; that is, your right or SendGrid’s right to terminate your employment at will, at any time with or without cause, and with or without advance notice. Your employment with SendGrid is not for a specified duration, and this Plan is not an employment contract for a specified duration.

Governing Law

The rights and obligations of a participant under this Plan will be governed by and interpreted, construed and enforced in accordance with the laws of the State of Colorado, without regard to its or any other jurisdiction’s conflicts of laws principles.

Severability

If any term or condition of this Plan is found to be in nonconformance with a given state or federal law, such term or condition will be non-enforceable but will not negate other terms and conditions of this Plan.

Adjustments

Commissions may be subject to adjustments for refund, cancellation, processing or crediting errors or other related causes. Each participant hereby authorizes SendGrid to apply adjustments to any amounts owed to such participant by SendGrid, including salary, future commissions, expense reimbursement or other payments. If not repaid from final salary, expense reimbursements or other payments to be made by SendGrid, then the unpaid balance will become a debt to SendGrid.

If a participant has knowledge of an adjustment or other error, such participant is responsible for identifying to his or her manager when such an adjustment or error has occurred. Managers are accountable to monitor sales and payment of any commissions under this Plan to their employees to minimize the occurrence of errors and to resolve problems quickly.

Legal and Ethical Standards

Each participant will not:

1.              enter into any agreement, plan, or understanding, express or implied, with any competitor with regard to prices, terms, or conditions of sales, distribution, territories or customers, nor exchange or discuss in any manner with a competitor prices or terms or conditions of sale or engage in any other conduct which violates any antitrust or other laws, or SendGrid’s ethical standards; or

2.              pay, offer to pay, assign or give any part of a participant’s commission, compensation, or anything else of value to any agent, customer, supplier or representative of any customer or supplier, or to any other person as an inducement or reward for assistance in making a sale.

Any infraction of this policy, or of recognized ethical standards, will subject the participant to disciplinary action up to and including termination and revocation of any commission under this Plan to which such participant otherwise would be entitled.

Errors and Omissions; Interpretation of Terms

Any inadvertent omission or error in this Plan, or any of its attachments, exhibits and/or amendments, shall not be binding in any way on either party. If any such error or omission is found, SendGrid reserves the right to correct the error or omission, at its sole discretion and at any time. Such corrections, made in writing to all affected participants, may be made retroactive to the beginning of this Plan and may result in changes and/or adjustments to compensation already advanced to a participant.

SendGrid shall have the exclusive discretion and authority to establish rules, forms and procedures for the administration of this Plan, and to construe and interpret this Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of this Plan, including, but not limited to, the amount of any commission earned under this Plan. The rules, interpretations, computations and other actions of SendGrid shall be binding and conclusive on all persons.

Approval of this Plan

SendGrid hereby approves this Plan as of the date set forth below.

SENDGRID, INC.

By:	/s/ Yancey Spruill
Name:	Yancey Spruill
Title:	CFO/COO

Date:	3/22/2018